Exhibit 5

                                  JOEL PENSLEY
                                Counselor-at-Law
                               One Sherman Square
                            New York, New York 10023
                                  212-595-4955
                                Fax: 212-595-4966


                                        May  14, 1997

IMN Financial Corp.
520 Broad Hollow Road
Melville, New York 11746

                                          Re: Registration Statement on Form S-8

Gentlemen:

     I refer to the registration statement on Form S-8 (the "Registration Statement") of IMN Financial Corp., a Delaware corporation (the "Company"), to be delivered for filing to the Securities and Exchange Commission (the
"Commission") on diskette by overnight delivery service on or about May 14, 1997, relating to 4,000,000 shares of common stock, $.001 par value per share, ("Shares of Common Stock") issuable on exercise of options ("Options") under the Company's Nonstatutory Stock Option Plan.

     I have reviewed such documents and records as we have deemed necessary to enable me to express an informed opinion on the matters covered thereby and I am of the opinion that:

     The 4,000,000 Common Shares issuable upon exercise of the Options will, upon issuance, be legally issued, fully paid and non-assessable.

     I hereby consent to the use of my name in the Registration Statement under the caption "Interest of Named Experts and Legal Counsel."



                                        Very truly yours,

                                        /s/ Joel Pensley
                                            Joel Pensley